EXHIBIT 5.2

[White & Case LLP Letterhead]

April 8, 2013

Macquarie Infrastructure Company LLC

125 West 55th Street

New York, NY 10019

Re: Up to 1,000,000 LLC interests, without par value, to be Offered Pursuant to the Macquarie Infrastructure Company LLC Direct Stock Purchase and Dividend Reinvestment Program

Ladies and Gentlemen:

We have acted as counsel to Macquarie Infrastructure Company LLC, a Delaware limited liability company (the “Company”), in connection with the issuance and sale by the Company of up to 1,000,000 LLC interests, without par value, of the Company (the “Shares”) pursuant to the Company’s Direct Stock Purchase and Dividend Reinvestment Program (the “Program”). In connection with the opinion expressed herein, we have examined such proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares, when issued and sold by the Company pursuant to the terms of the Program, will be validly issued and that holders of the Shares will not be obligated personally for the debts, obligations or liabilities of the Company solely by reason of being a holder of such Shares.

In rendering the opinion above, we have assumed that the resolutions authorizing the Company to issue and sell the Shares pursuant to the Program will be in full force and effect at all times at which the Shares are issued and sold by the Company, and the Company will take no action inconsistent with such resolutions.

We are members of the bar of the State of New York. We do not express or purport to express any opinions with respect to laws other than the Delaware Limited Liability Company Act.

We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereinafter may be brought to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3, dated the date hereof, filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/White & Case LLP